Exhibit 10.19

Loan Agreement

Lender (Party A); Yang Liu
Borrower (Party B): Xi'an HanXin Science and Technology Co. Ltd

The agreement (“Agreement”) is made through friendly consultation from both parties. In exchange for consideration, both parties hereby agree:

1. Party A shall lend to Party B a principal amount of RMB 1,470,000.
2. The term of the loan shall be one (1) year, starting from September 24, 2009 and due on September 24, 2010.
3. Party B shall repay full amount upon the due date of the loan. By failing to do so, Party B shall be fully responsible for all legal obligations and liabilities incurred.
4. Party A shall deliver the full amount of the loan to Party B upon the execution of the Agreement.
5. Interest rate shall be 7.4%.
6. This Agreement is executed in two copies effective on the date of signature and seal. Each Party holds one copy with the same legal effects.

Party A: /s/ Yang Liu	Party B: Xi'an HanXin Science and Technology Co. Ltd
September 24, 2009	Sealed: September 24, 2009